Exhibit 23.5

Consent of Jeremy Haile

Reference is made to the:

Panantza & San Carlos Project Preliminary Assessment Report, dated October 30, 2007 and titled “PRELIMINARY ASSESSMENT REPORT, PANANTZA & SAN CARLOS COPPER PROJECT, Morona – Santiago, Ecuador”; and

Mirador Project Feasibility Study Report, dated April 23, 2008 and titled “MIRADOR COPPER-GOLD PROJECT, 30,000 TPD FEASIBILITY STUDY, Zamora-Chinchipe Province Ecuador”

(collectively, the “Technical Reports”).

The undersigned hereby consents to references to its name and references to and excerpts from the Technical Reports in the Annual Report on Form 40-F of Corriente Resources Inc. to be filed with the United States Securities and Exchange Commission for the company’s 2009 Fiscal Year.

Dated this 15th day of March 2010.

/s/ Jeremy P. Haile, P.Eng
Jeremy P. Haile, P.Eng